Exhibit 10.1

AMENDMENT
TO
LICENSE AGREEMENT

This AMENDMENT TO LICENSE AGREEMENT (this "Amendment") is made and entered into as of January 30, 2011 (“Amendment Effective Date”) by and between The Trustees of Columbia University in the City of New York ("Columbia") and SentiSearch, Inc., as the successor-in-interest to Sentigen Corp. (“Company”).

W I T N E S S E T H:

WHEREAS, Company and Columbia are parties to that certain License Agreement dated April 10, 2000, as amended on October 17, 2006 (collectively the “Agreement”).  Each capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement;

WHEREAS, Company has represented to Columbia that it has executed a Project Research and Product Development Agreement with Bayer CropScience AG (“Bayer”), effective September 15, 2010 (“Bayer Agreement”), attached hereto as Exhibit A;

WHEREAS, Company and the Columbia wish to amend the Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto hereby agree as follows:

1.
Termination of License to Licensed Patents.  The license to Patents granted by Columbia to the Company is hereby terminated as of the Amendment Effective Date.  The Parties further agree that all Licensed Patents shall be returned to Columbia as the exclusive owner thereof, effective upon the Amendment Effective Date.  Accordingly, Section 1(c), Section 2(a)(i), Exhibit A and all references to Licensed Patents in the Agreement are hereby deleted in their entirety.

2.	Section 1(d) of the Agreement shall be deleted in its entirety and replaced by the following:

“(d)           Licensed Product/Services” shall mean any product or service that involves the use of or incorporation, in whole or in part, of Licensed Technical Information.”

3.	Section 1(e) of the Agreement is deleted in its entirety and replaced with the following:

“(e)           “Licensed Technical Information” shall mean know how, information and materials (including certain cells, proteins, etc.) including, without limitation, that which is set forth and listed in Exhibit B, attached hereto and incorporated herein and all information and materials originally derived and described in Columbia Invention Report No. 907, now U.S. Application Serial Number 11/ 825,626 and all foreign equivalents, which includes a method of identifying a compound capable of specifically binding to an insect odorant receptor and a method of identifying a compound capable of activating the activity of an insect odorant receptor.  The Parties agree that know how and materials derived from Dr. Richard Axel’s laboratory at Columbia using Drosophila sequences and used in the discovery or development of any know how including but not limited to Anopholes species will be treated as Licensed Technical Information under this Agreement.”

4.	Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a)           In consideration of the license granted under Section 2(a)(ii) and the Company’s right to grant sublicenses under Section 2(b) of this Agreement, the Company shall pay to Columbia a royalty (the “Columbia Royalty”) of 0.15% of Net Sales of Licensed Products/Services by Company, Affiliates and Sublicensees in accordance with Section 4 hereof, provided, however, that to the extent Net Sales by the Company or its Affiliates is comprised of a royalty (the “Company Royalty”) that is based on a percentage of Net Sales by Sublicensees, the Company shall pay the Columbia Royalty only with respect to the Net Sales by the Sublicensees and shall make such payment promptly upon receipt by the Company from the particular Sublicensee of the Company Royalty that is based on such Net Sales by such Sublicensee.  Anything contained in this Agreement to the contrary notwithstanding, all payments of the  Columbia Royalty that are based on Net Sales of Bayer as Sublicensee pursuant to the Bayer Agreement shall be calculated based on Net Sales as defined in the Bayer Agreement, as such definition may be amended from time to time. ”

5.	Section 3(c) of the Agreement shall be deleted in its entirety.

6.	Section 4(b) is amended by changing the addresses for reports and payments to Columbia to:

The Trustees of Columbia University in the City of New York
Columbia Technology Ventures – Finance
P.O. Box 1394
New York, NY 10008-1394

7.	Section 6(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a)           The Company shall use commercially reasonable efforts to research, develop and market Licensed Products/Services for commercial sale and distribution throughout the Territory.”

8.	Sections 6(b), 6(c) and 6(d) of the Agreement are deleted in their entirety.

9.	Section 7(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“Company will reimburse Columbia for the actual fees, costs, and expenses incurred in preparing, filing, prosecuting and maintaining the Licensed Patents by Columbia as of April 30, 2010 (“Past Patent Expenses”).  Columbia, using reasonable efforts, estimates that Past Patent Expenses total $358,899.29.  Company shall reimburse Columbia in full for Past Patent Expenses upon notification by Bayer of its decision to enter into Phase 3 of a Collaboration Compound, as defined in the Bayer Agreement, and receipt by Company of $750,000 in accordance with Section 5.2(b) of the Bayer Agreement.”

10.	Sections 7(b), 7(c), 7(d), 8 and 14 of the Agreement shall be deleted in their entirety.

11.	Section 18(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“Unless terminated earlier under any provisions of this Agreement, the term of the license granted hereunder shall extend, on a country by country basis and Licensed Product/Service by Licensed Product/Service basis until  ten (10) years from the first sale of such Licensed Product/Service.  Thereafter the Company shall receive a fully paid up license with respect to such Licensed Product/Service.”

12.	Sections 18(c)(i) and 18(d) of the Agreement are deleted in their entirety.

13.	Section 19 is amended by changing the addresses for notices to Columbia and the Company to:

“if to Columbia, to:	Executive Director
Columbia Technology Ventures
Mail Code 9606
80 Claremont Avenue, #4F
New York, NY 10027-5712

copy to:	General Counsel 412 Low Memorial Library 535 West 116th Street, MC 4308 New York, NY 10027

if to the Company, to:	Joseph K. Pagano, Chief Executive Officer SentiSearch, Inc. 1217 South Flagler Drive, 3rd Floor West Palm Beach, FL 33401-6706”

copy to:	Robert J. Mittman, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174

14.
Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect.  If there is any inconsistency or conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern and control.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Sponsored Research Agreement to be executed as of the date first above written.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By /s/ Orin Herskowitz 2/7/11
Name:
Title:
TTS# 38837

SENTISEARCH, INC.

By /s/ Joseph Pagano
Name:
Title: Chairman of the Board